                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT, made effective this 1st day of January, 1997, by and between BioStar, Inc., a corporation organized and existing under the laws of the state of Delaware and having its principal place of business at 6655 Lookout Road, Boulder, Colorado 80301 (hereinafter referred to as "BIOSTAR") and Murex Diagnostics, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 3075 Northwoods Circle, Norcross, Georgia 30071 (hereinafter referred to as "MDI").

                                WITNESSETH THAT:

         WHEREAS, the parties entered into a Distribution Agreement dated as of September 1, 1995 (the "PRIOR AGREEMENT") pursuant to which BioStar appointed MDI as a distributor with respect to certain BioStar products; and

         WHEREAS, the parties desire to amend and restate the Prior Agreement to read in full as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         The following definitions, whether used in the singular or in the plural, shall apply throughout this Agreement:

     1.1 "AFFILIATE" shall mean any corporation which controls, is controlled by or is under common control with a party to this Agreement. A corporation shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation.

     1.2 "CONTRACT YEAR" shall mean the period of twelve (12) successive calendar months commencing on the 1st day of January 1997, and each successive twelve (12) month period thereafter.

     1.3 "EFFECTIVE DATE" shall mean the date appearing at the beginning of this Agreement.

     1.4 "MANUFACTURING COSTS" shall mean and include the cost of direct labor (including allocable employee benefits and employment taxes), direct material and other charges incurred directly for the manufacture of a Product (including costs of quality control), and normal production overhead (i.e., indirect labor, maintenance, depreciation of the manufacturing equipment and facilities and other allocable overhead of the manufacturing factory), all

                                     1.

* CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN
  THIS DOCUMENT HAS BEEN OMITTED AND FILED
  SEPARATELY WITH THE SECURITIES AND
  EXCHANGE COMMISSION PURSUANT TO RULE 406
  OF THE SECURITIES ACT OF 1933, AS AMENDED determined in accordance with generally accepted accounting principles applied on a consistent basis.

     1.5         "NATIONAL ACCOUNTS" shall mean: (i) the following reference
laboratories: [                *                ] (ii) the following hospitals:
[                              *                            ] ; and (iii) any
National Accounts mutually agreed to in writing by MDI and BioStar.

     1.6 "PRODUCTS" shall mean the rapid human in vitro diagnostic products set forth in Appendix A attached hereto and made a part hereof, and such other diagnostic products, if any, as may be added thereto from time to time by the parties in accordance with Section 2.9 hereof.

     1.7 "SPECIFICATIONS" shall mean the product and packaging specifications for each Product referred to in Appendix A attached hereto and made a part hereof, each of which has been mutually agreed upon and in respect of new products added pursuant to Section 2.9 will be mutually agreed upon in good faith by the parties hereto, giving due consideration to applicable regulatory requirements; and determined in accordance with applicable analytical methodology set forth in such specifications.

     1.8 "TERRITORY" shall have the meaning set forth in Section 2.2 below.

     1.9 "TRADEMARKS" shall mean those trademarks and trade names, whether or not registered in the United States, trade dress and packaging which
(a) are owned by either party, and (b) are applied to or used in connection with a Product.

     1.10        "TERM" shall have the meaning set forth in Section 6.1 below.

                                   ARTICLE II

                                DISTRIBUTORSHIP

     2.1         GRANT.

                 (a) LICENSE GRANT. Subject to the terms of this Agreement, BioStar hereby grants to MDI and MDI hereby accepts from BioStar a non-transferable right and license for the Term, (i) to market, sell, demonstrate and distribute for sale the Products in the Territory, (ii) to reproduce the related documentation as necessary for the purpose of furnishing such documentation in conjunction with the sale of the Products, and (iii) the right to use the Trademarks in connection with the Products.

                 (b) NON-TRANSFERABLE LICENSE. MDI is not authorized to establish subdistributors or sell to persons other than hospitals and reference laboratories, except with BioStar's prior written consent.

                 (c) REPRESENTATION REGARDING BIOSTAR INTELLECTUAL PROPERTY. MDI hereby acknowledges and agrees that title and interests and rights of ownership in and to the Intellectual Property (as defined in.
Section 10.1 below), and all copies, in any form, of all or part thereof, are and remain with, and shall be the sole and exclusive property of, BioStar.

                                     2.

     2.2 TERRITORY AND EXCLUSIVITY. The license granted to MDI set forth in Section 2.1 above shall be for the following territories on the following terms (collectively, the "TERRITORY"):

                 (a) TERRITORIES AND EXCLUSIVITY. Except as set forth in subsection (c) below, MDI shall have the right and license to distribute the following Products to hospitals and reference laboratories located in the United States.

                          (i)     GBS.  BioStar hereby grants MDI the exclusive
right to distribute BioStar's GBS Product to all National Accounts, hospitals and reference labs located in the United States; provided, however, that this right shall be non-exclusive with respect to those hospitals and reference labs being served by BioStar as of March 15, 1997 (the "BIOSTAR ACCOUNTS").

                          (ii)    GAS.  BioStar hereby grants MDI the exclusive
right to distribute BioStar's GAS Product to all National Accounts, hospitals and reference labs located in the United States; provided, however, that this right shall be non-exclusive with respect to the BioStar Accounts and with respect to key hospitals identified by mutual agreement of BioStar and MDI, which are decision-makers who influence physician office lab diagnostic test kit purchasing decisions.

                          (iii)   CHLAMYDIA.  BioStar hereby grants MDI the
non-exclusive right to distribute BioStar's Chlamydia Product to all National Accounts, hospitals and reference labs located in the United States; provided, however, that MDI acknowledges and agrees that it does not have any right to distribute BioStar's bundled Chlamydia/Zithromax Product which is being distributed by General Injectables and Vaccines, Inc. in public health facilities based in hospitals but does have the exclusive right to distribute BioStar's Chlamydia Product to Bergen Clinical Lab located in Englewood, New Jersey.

                          (iv)    ALL PRODUCTS.  Notwithstanding the foregoing,
BioStar hereby grants MDI the non- exclusive right to distribute BioStar's GBS, GAS and Chlamydia Products in Alaska and Hawaii to all hospitals, reference labs and physician office labs.

                 (b) BIOSTAR ACCOUNT TRANSFERS. In the event that BioStar agrees to transfer any of the BioStar Accounts for GBS or GAS to MDI, MDI agrees to accept an increase in the sales minimums comparable to the 1996 sales by BioStar to such BioStar Account. In the event that MDI transfers any customers for the Products to BioStar, BioStar agrees to decrease the sales minimums comparable to the 1996 sales by MDI for any such customers.

                 (c) BIOSTAR RETAINED TERRITORIES. BioStar shall retain Methodist Hospital System in Indiana, as well as all other territories outside of the Territory, including but not limited to, managed care organizations, all physician office laboratories (outside of Alaska and Hawaii), clinics, student health centers and integrated delivery systems (which are agreed upon in writing by BioStar and MDI). BioStar may consider assigning MDI as an agent for these accounts in its sole discretion subject to a separate agreement of the parties.

                 (d) OTHER TERRITORIES. BioStar, in its sole discretion, may consider a business plan proposal from MDI with respect to MDI serving as BioStar's distributor for the Products to hospitals and reference laboratories located in Canada, South America and Central America.


                                     3.

MDI's proposal should contain the specific reasons why MDI is the best distribution option for BioStar in these territories and specific sales performance commitments for a three (3) year period.

     2.3 EXCLUSIVITY AND SALES REVENUES. Subject to Section 6.2, BioStar may convert MDI's appointment from exclusive to non-exclusive for the
Territory as further described below unless MDI purchases [        *         ]
of the agreed minimum of Product during each six (6) month period and [ *
                   ] for each twelve (12) month period.  Murex shall have six
(6) months to make up shortfall to purchases from previous annual term. These minimums will be specific to the Products available during the contract period and are as set forth in Appendix B. In the event that MDI has not achieved the sales revenue targets in any given period during the Term then BioStar may elect to convert any of MDI's exclusive rights under this Agreement set forth in
Section 2.2 to non-exclusive upon ninety (90) days prior written notice. The only exception to this loss of exclusivity would be if BioStar fails to provide product in sufficient quantity (as defined in Article III, 3.1) or quality (as defined in Article VIII) in accordance with this Agreement to fulfill Purchase Orders submitted by Murex to BioStar which, in the aggregate, exceed such agreed minimums. BioStar and MDI will meet quarterly to review MDI's performance against the sales revenue targets.

     2.4 SALES REVENUE MINIMUMS FOR SUBSEQUENT CONTRACT YEARS. During the last three (3) months of 1997 and of each subsequent Contract Year, the parties shall meet to discuss and negotiate in good faith the minimum for the following Contract Year, taking into account end user Product pricing, competition and other relevant marketing issues as well as regulatory issues. In the event the parties are unable to agree upon minimums, the minimums for the next Contract Year shall be an equivalent of 1.1 times the purchase volume of the preceding year.

     2.5 MDI'S OBLIGATIONS. MDI agrees to use its best efforts to promote and maximize the sale, marketing and distribution of the Products. MDI shall distribute the Products in the Territory under BioStar's designated Trademarks for the Products and in their original condition and packaging.

                 (a) MDI REPRESENTATIONS AND WARRANTIES. MDI represents and warrants that it has adequate financial resources, management, sales force and facilities (including warehouse facilities, business offices and clerical staff): (i) to acquire and maintain a reasonable inventory of Products; (ii) to sell and promote the sale of the Products as herein provided; and (iii) to perform all of its obligations under this Agreement.

                 (b)      MDI MARKETING AND SUPPORT OBLIGATIONS.

                          (i)     (A) MDI shall designate Regional Sales
Managers and a reasonable number of salespersons to perform MDI's obligations hereunder with regard to the Products and such Regional Sales Manager and salespersons shall attend BioStar training on new Products as set forth in
Section 4.8 below, (B) MDI shall establish a specific bonus program for its sales organization, and (C) MDI shall establish sales targets for each of its sales representatives in their respective territories;

                                     4.

                          (ii)    MDI shall engage in advertising and sales
promotional activities in the Territory including, but not limited to (a) advertising the Products in professional medical journals published in the Territory, (b) participating in national trade shows for medical diagnostic products, (c) displaying the Products within such shows, (d) qualifying the Products to all existing, active MDI accounts in the Territory within sixty
(60) days after Product training, and (e) promoting the Products to all existing active MDI National Accounts;

                          (iii)   MDI shall use the literature, catalogs and
technical brochures with respect to the Products which BioStar may, from time to time, furnish MDI, free of charge, and in reasonable quantities;

                          (iv)    MDI, at its own expense, may prepare
additional advertising and promotional materials. All of MDI's advertising and promotional materials shall designate the Products by the Trademarks and shall identify the Products as BioStar's being marketed by MDI as a distributor for BioStar. MDI shall submit all advertising and promotional material for the Products which it generates to BioStar for review and approval; and

                          (v)     MDI shall provide the following support for
National Accounts: (a) MDI will ensure that National Accounts present BioStar products at least twice per year to each listed account, (b) MDI National Account Managers will make joint calls with BioStar management on National Accounts at least once per year per account, and (c) MDI will provide monthly reports to BioStar's Vice President of Sales/National Accounts regarding MDI's National Account call activities and the status of all National Accounts.

                 (c)      MDI'S BUSINESS CONDUCT.

                          (i)     MDI shall at all times conduct its business
in a manner as will reflect favorably on BioStar and the Products and will not engage in any deceptive, misleading, illegal and unethical business practice. MDI shall consult with BioStar regarding any advertising or trade practice which might affect the good name, Trademarks, goodwill or reputation of BioStar or its Products; and

                          (ii)    MDI undertakes not to solicit sales of
Products outside the Territory.

                 (d) MDI'S OBLIGATION TO KEEP BIOSTAR INFORMED. MDI shall keep BioStar fully informed of all governmental, commercial and industrial activities and plans which do or could affect the sale of the Products in the Territory including any significant reduction or other alteration of MDI's sales staff which materially adversely affects the sale or other distribution of the Products.

                 (e) CUSTOMER LIST. MDI shall establish and maintain a system of record keeping identifying each end user by name, address and designation of type of practice or business and the date of sale and lot number for each of the Products sold (the "CUSTOMER LIST"). If the customer does not deliver the Products directly to end users then MDI shall require the customer to maintain a similar Customer List. MDI will provide BioStar with electronic sales reports by the 10th day of each month for all GAS sales only for BioStar commission purposes. The electronic reports shall include the following information: name of customer,


                                     5.

customer ID, customer state with zip code, product number, product quantity, unit and extended pricing, purchase order number, invoice or ship date. During the Term, the Customer List is to be used by BioStar as a tool for commission purposes and to identify reference accounts only.

                 (f) TECHNICAL SUPPORT OBLIGATIONS. MDI shall provide technical assistance and support to its customers, including support for customer product evaluations as outlined in Appendix C.

                 (g) COMPETING REPRESENTATION. MDI agrees not to engage directly or indirectly in the manufacture, sale, promotion or distribution of similar or analogous products which may be competitive with the Products, in any manner whatsoever (including, but not limited to the use of similar technology, use or application), during the term of this Agreement; provided, however, that MDI shall be entitled to distribute the Reveal GAS product.

     2.6 BIOSTAR'S OBLIGATIONS. BioStar will make available to MDI the following marketing support for the Territory:

                 (a) Training for MDI sales and marketing personnel no more than twice per year for two (2) continuous days at MDI's offices in Atlanta. At BioStar's expense, BioStar will provide the sales trainer and pay associated travel expenses, appropriate sales training material and product literature. MDI shall bear all other expenses for its sales and marketing personnel.

                 (b) Copies of BioStar's monthly mailings to its sales representatives, including marketing and technical tips and other sales information.

                 (c) Copies of third party publications and scientific support material for the Products.

                 (d) Support for MDI's customer product evaluations as outline in Appendix C.

                 (e) BioStar shall keep MDI fully informed of all governmental, commercial and industrial activities and plans which do or could affect the sale of the Products in the Territory including any significant reduction or other alteration of BioStar's sales staff which materially adversely affects the sale or other distribution of the Products.

     2.7 RIGHT OF FIRST NEGOTIATION. BioStar hereby grants MDI the right of first negotiation during the Term to become a distributor in the Territory for any diagnostic products which BioStar develops after the Effective Date on an exclusive basis or some other basis mutually agreed upon by BioStar and MDI; provided, however, that this Section 2.7 shall not apply to any products which BioStar develops in cooperation with any third party or for which BioStar does not have, or is unable to obtain, the right to appoint MDI as a distributor.


                                     6.

                                  ARTICLE III

                     MANUFACTURE BY AND SUPPLY FROM BIOSTAR

     3.1 PURCHASE OF PRODUCTS. MDI undertakes to purchase the Products in its name and for its own account. Purchase of Products shall be made on a monthly basis and shall be made by delivery to BioStar, ninety (90) days in advance of the requested delivery date, written purchase orders for the Products (the "PURCHASE ORDERS"). All Purchase Orders shall be subject to acceptance by BioStar at its principal place of business. In the event of any inconsistency between the terms and conditions of a Purchase Order and this Agreement, this Agreement shall prevail.

     3.2 PACKAGING. BioStar shall deliver the Products to MDI in finished form, ready for delivery to MDI's customers. All unique labeling, direction circulars and cartons used by BioStar in connection with the supply of Products to MDI shall be approved in advance by MDI prior to the first delivery of each Product. BioStar agrees to review all packaging changes in advance with MDI.

     3.3 REGULATORY APPROVALS. BioStar shall be fully responsible for obtaining and maintaining United States Food and Drug Administration (hereinafter referred to as "FDA") approval in respect to Products. Any provision of this Agreement to the contrary notwithstanding, the obligations of BioStar to supply and MDI to purchase from BioStar any Product under this Agreement are expressly conditioned upon receipt of all required regulatory approvals for such Product, including but not limited to approval by the FDA for such Product, and unless such approvals are granted, BioStar shall be under no obligation to supply and MDI shall be under no obligation to purchase such Product.

     3.4 FORECASTS. No later than ten (10) days after the Effective Date and at least ninety (90) days prior to the beginning of the second and each subsequent Contract Year during the term of this Agreement, MDI shall provide BioStar with a written rolling purchase forecast of the quantity for each Product by package size which MDI expects to purchase from BioStar during the following Contract Year (the "FORECAST"). The Forecast shall be reviewed and updated with BioStar by MDI on at least a monthly basis during each Contract Year.

                                   ARTICLE IV

                              PRICES AND PAYMENTS

     4.1 BASE PRICES. The per kit Base Prices of the Products ordered by MDI hereunder in respect of sales shall be as follows:


----------------------------------------------------------------------------
         PRODUCT                              BASE PRICE TO MDI
----------------------------------------------------------------------------
         GAS-30                               [       *         ]
----------------------------------------------------------------------------
         GAS-100                              [       *         ]
----------------------------------------------------------------------------
         GBS-30                               [       *         ]
----------------------------------------------------------------------------
         Chlamydia                            [       *         ]
----------------------------------------------------------------------------


                                     7.

     4.2 PAYMENT. Payment shall be due to BioStar not later than thirty (30) days following the date of invoice. Payment shall be made to BioStar in United States Dollars. BioStar shall not invoice MDI for any Product prior to the shipment of such Product and the forwarding to MDI of the batch records relating to such Product.

     4.3 PRICE CHANGES. At least ninety (90) days prior to the end of the Contract Year ending 12/31/98 and each Contract Year thereafter, MDI and BioStar shall meet and negotiate in good faith the purchase price to govern the purchase of each Product for the next succeeding Contract Year (the "NEW PRICE YEAR"). The Base Price of each Product will be reviewed annually taking into account market conditions and any changes in the cost of manufacture of the Product. In the event no agreement is reached on a price revision following such review, BioStar shall be entitled to adjust the Base Price by sixty percent (60%) of the USA Consumer Price Index (All Item) over the preceding contract period. All orders received and accepted by BioStar prior to the effective date of the price increase will be billed at the price in effect at the time of acceptance of the order. All other orders for shipment for the quarter after the effective date of the price increase will be billed at the increased price.

     4.4 SPECIFIC BUSINESS OPPORTUNITIES. In certain situations BioStar and Murex may mutually agree to pursue specific business opportunities at special prices. It is agreed that BioStar and Murex will establish a rebate system appropriate for the situation.

     4.5 PROFIT REBATE (WHITE SLIPS). In the event that BioStar notifies MDI of an MDI customer (e.g., a hospital) who is delivering Product to outpatient accounts, the parties hereto will meet to discuss an appropriate profit rebate mechanism from MDI to BioStar in respect to such accounts. Any such rebate will be subject to:

                 (a) BioStar clearly demonstrating the quantities of such outpatient accounts and BioStar's loss of direct sales to such accounts;

                 (b)      deduction of all reasonable costs of MDI to service
such customer or outpatient accounts up to a maximum of [       *        ] of
MDI's net revenues from sales of Products to such customer or outpatient accounts; and

                (c) deduction of White Slips of hospitals being shipped directly by BioStar that are not being serviced by a BioStar representative.

     4.6         SAMPLES.  BioStar will provide samples to MDI at a reduced
cost for promoting the Products.  These samples will be priced at [     *
      ] of the Base Price (the "DISCOUNT") to MDI. MDI shall purchase the sample Products at the Base Price and shall provide BioStar with a report detailing the samples ordered (the "SAMPLE REPORT"). BioStar shall credit or rebate the Discount to MDI based upon the Sample Report. Volume will be limited to sixty (60) tests of each Product per MDI representative per month.


                                     8.

                                   ARTICLE V

                            DELIVERY AND ACCEPTANCE

     5.1 DELIVERY. In the absence of specific instructions from MDI, the shipping and packaging method used will be at the discretion of BioStar. Deliveries shall be made FCA BioStar's (or BioStar's designated supplier's) manufacturing facility and shall be shipped to MDI's address as set forth in this Agreement. Unless MDI's Purchase Order specifies the name of a carrier, BioStar will select the carrier. BioStar shall bear the risk of loss until such time as a shipment has been placed on board the carrier, at which time the risk of loss shall be borne by MDI. Any claims for damage or loss in transit shall be placed by MDI through the carrier. All shipments will be shipped by BioStar freight collect, or if prepaid by BioStar, such freight will be subsequently billed to MDI and MDI will reimburse BioStar for such freight. BioStar may deliver in advance of estimated delivery dates upon prior notice to and agreement by MDI. At MDI's option, BioStar will insure the shipments against damage to or loss of Products. Any shipping insurance so provided by BioStar will be subsequently billed to MDI and MDI will reimburse BioStar for such expense.

     5.2 ACCEPTANCE. MDI shall inspect all goods, and shall validate the quantity of goods, promptly upon receipt thereof at the shipping destination. MDI will notify BioStar if any order quantities are incorrect. MDI may reject any goods which fail in any significant respect to meet BioStar's acceptance specifications prevailing on the date of delivery. Goods not rejected by written notification to BioStar within twenty-one (21) days of receipt shall be deemed to have been accepted. Rejected goods shall be returned freight prepaid to BioStar within ten (10) days of rejection. As promptly as possible but not later than thirty (30) days after receipt by BioStar of properly rejected goods, BioStar shall, at its option and expense, either repair or replace rejected goods. The party shipping the goods pursuant to this Section 5.2 shall bear the entire risk of loss for goods during shipment. Any insurance proceed payable in respect of any loss incurred shall be paid to the party bearing the risk of loss for such goods to the extent of the loss incurred therefor. BioStar will prepay transportation charges back to MDI and shall reimburse MDI for any costs of transportation incurred by MDI in connection with the return to BioStar of properly rejected goods; otherwise, MDI shall pay transportation charges in both directions.

                                   ARTICLE VI

                               TERM; TERMINATION

     6.1         TERM.  Except as otherwise expressly provided in this
Agreement:

                 (a) INITIAL TERM. The initial term of this Agreement shall extend from the Effective Date for a period of one (1) year with the option to renew for three (3) successive one (1) year periods as set forth in subsection (b) below (collectively, the "TERM)."

                 (b) RENEWAL OPTION. MDI shall have the right and option to renew the term of this Agreement for three (3) successive periods of one (1) Contract Year by giving BioStar written notice thereof at least ninety (90) days prior to the end of the initial Contract Year or any

                                     9.

subsequent renewal Contract Year, provided MDI has met its minimum sales revenue targets through September for the concluding Contract Year.

     6.2 TERMINATION BY MDI. In addition and without prejudice to any other rights or remedies, this Agreement may be terminated by MDI as follows:

                 (a) TERMINATION FOR BREACH OR DEFAULT BY BIOSTAR GENERALLY. This Agreement may be terminated by MDI in the event of the breach or default by BioStar of the terms and conditions hereof; provided, however that with respect to a breach or default other than (i) BioStar's inability to supply the Products otherwise than for a cause reasonably beyond its control, as provided in Section 11.1 hereof, MDI shall first give BioStar written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor, and BioStar shall have ninety (90) days after such notice is given to cure such default. If not so cured, this Agreement shall terminate or be deemed canceled at the expiration of such ninety (90) days.

                 (b) TERMINATION FOR SPECIFIC BREACHES OR DEFAULTS BY BIOSTAR. This Agreement may be terminated or canceled by MDI upon sixty (60) days' written notice for failure of BioStar to supply the Products other than by reason of a cause reasonably beyond its control, as provided in Section 11.1 hereof, which failure is not cured prior to the expiration of such sixty (60) days. Anything in this Agreement to the contrary notwithstanding, the failure of BioStar to meet a delivery date of quantities of Products within forecasted levels on at least three (3) occasions in any twelve (12) month period or the delivery by BioStar of nonconforming Products on at least three (3) occasions in any twelve (12) month period shall be deemed to substantially impair the value of this Agreement to MDI and in either such event, MDI shall have the right, in addition to any other legal or equitable remedies which it may have, to terminate and cancel the remainder of this Agreement upon ninety (90) days prior notice to BioStar.

     6.3 TERMINATION BY BIOSTAR. In addition and without prejudice to any other rights or remedies, this Agreement may be terminated by BioStar as follows:

                 (a) TERMINATION FOR BREACH OR DEFAULT BY MDI GENERALLY. This Agreement may be terminated by BioStar in the event of the breach or default by MDI of the terms and conditions hereof; provided, however, that with respect to a breach or default other than (i) MDI's sale of a competitive product, as provided in Section 2.5(g); (ii) MDI's failure to make timely payments to BioStar, as provided in Section 4.2, or (iii) MDI's failure to meet at least seventy-five percent (75%) of the minimum sales goals for any twelve
(12) month period, BioStar shall first give MDI written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor, and MDI shall have ninety (90) days after such notice is given to cure such default. If not so cured, this Agreement shall terminate or be deemed canceled at the expiration of such ninety (90) days.

                 (b) TERMINATION FOR SPECIFIC BREACHES OR DEFAULTS BY MDI. This Agreement may be terminated or canceled by BioStar immediately upon written notice to MDI for (i) MDI's sale of a competitive product (except the sale of the Reveal GAS product), as provided in Section 2.5(g); or (ii)upon fifteen (15) days written notice for MDI's failure to make timely payments to BioStar, as provided in Section 4.2, or (iii) upon ninety (90) days notice for


                                     10.

MDI's failure to meet at least seventy-five percent (75%) of the minimum sales goals for any twelve (12) month period.

     6.4 TERMINATION BY EITHER PARTY. Notwithstanding anything in this Agreement to the contrary, either party shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement immediately upon written notice to the other party if:

                 (a) (i) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (ii) a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or (iii) the other party is adjudged bankrupt;

                 (b)      the other party shall cease to carry on business;

                 (c) an event described in Section 11.1 continues for a period of three (3) months, provided that the party seeking a termination gives the other party thirty (30) days prior written notice; or

                 (d) for convenience upon at least ninety (90) days prior notice.

     6.5         EFFECT OF TERMINATION.

                 (a) EFFECT ON AGREEMENT AND OUTSTANDING INVOICES. Termination or cancellation of this Agreement is not a release and shall not relieve either party from any obligation under this Agreement which may have accrued prior thereto, including any confidentiality obligation of either party under Article XIII of this Agreement. Upon termination, the due date of all outstanding invoices to MDI for Products shall automatically be accelerated to become due and payable by immediate wire transfer on the effective date of termination but after the reconciliation of both parties financial statements, even if longer terms have been previously agreed to. All orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be canceled.

                 (b)      PENALTY FOR TERMINATION FOR CONVENIENCE.

                          (i)     If BioStar terminates this Agreement for
convenience pursuant to Section 6.4(d) and provides MDI with less than twelve
(12) months prior written notice, then BioStar agrees to pay MDI the following:
(a) [          *            ] of MDI's sales for the previous Contract Year up
to a maximum of [                     *               ], and (b) up to
[                  *                  ] of MDI's marketing and sales promotion
expenses which are supported by invoices not yet realized.

                          (ii)    If MDI terminates this Agreement for
convenience pursuant to Section 6.4(d) and provides BioStar with less than twelve (12) months prior written notice, then MDI agrees to pay BioStar the
following: (a) [            *          ] of MDI's sales for the previous
Contract Year up to [                     *                ], (b) up to
[    *    ]


                                     11.

[              *              ] of BioStar's marketing and sales promotion
expenses which are supported by invoices not yet realized.

     6.6 MDI'S DUTIES UPON TERMINATION. Upon the termination or expiration of this Agreement, MDI agrees to do the following:

                 (a) refrain thereafter from representing itself as a distributor of BioStar or using any Trademarks or trade names of BioStar;

                 (b)      immediately return to BioStar or immediately destroy
(i) all Confidential Information of BioStar including advertising materials, and (ii) all other printed material in its possession or under its control containing or bearing any Trademark or trade names of BioStar;

                 (c) deliver to BioStar current Customer Lists, as well as Customer Lists prepared by MDI's customers within fifteen (15) days of BioStar's request; and

                 (d) make available to BioStar for a period of one year for inspection and copying all books and records of MDI that pertain to MDI's performance of and compliance with its obligations, warranties and representations under this Agreement.

     6.7 PRODUCT REPURCHASE IN THE EVENT OF TERMINATION. In the event of termination of this Agreement, BioStar shall not be obligated to repurchase from MDI the latter's inventory of Products. BioStar shall be entitled at its election to repurchase all or any portion of such new and unused inventory at
the original invoice price less [          *       ].  For the purposes of the
sale of the inventory or any part thereof pursuant to this Section 6.7, BioStar shall be permitted to inspect the inventory to verify its condition prior to making payment. Any such sale shall be carried out promptly after termination of this Agreement.

     6.8 PRODUCT SALE AFTER TERMINATION. Notwithstanding the foregoing, if BioStar terminates this Agreement pursuant to Section 6.4(d) and only provides MDI with ninety (90) days prior notice, MDI shall be entitled to sell its inventory of Products for an additional ninety (90) days after termination provided that MDI is otherwise complying with the provisions of
Section 6.6 above.

     6.9 GUARANTEE OF SUPPLY TO MDI NATIONAL ACCOUNTS. In the event that this Agreement is terminated for any reason, BioStar agrees to continue to supply Products to the National Accounts which MDI identifies to BioStar for the term of and according to the terms and conditions of MDI's agreement with such National Accounts.

                                  ARTICLE VII

                           WARRANTIES AND INSPECTIONS

     7.1         WARRANTIES.  BioStar covenants and warrants as follows:

                 (a) All Products supplied hereunder shall, at the time of sale and shipment to MDI (i)be approved by the FDA. for marketing in the Territory, (ii)meet the applicable Specification and requirements set forth in Appendix A hereto; (iii) have a minimum shelf-life



                                     12.

equal to six (6) months, (iv) be free from material faults and defects in workmanship. Notwithstanding the above, the shelf-life of Products added to this Agreement by the parties will be individually determined.

                 (b) BioStar guarantees that no Products supplied hereunder will, at the time of shipment and delivery, (i) be adulterated, misbranded, banned or restricted within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or (ii) be a product which may not under the provisions of
Section 404 or 505 of such Act be introduced into interstate commerce. This guarantee shall be a continuing guarantee and shall be binding upon merchandise shipped or delivered by BioStar to MDI before the receipt by MDI of written notice of revocation thereof.

                 (c) All Products supplied hereunder will be manufactured and packaged in accordance with, and will materially meet, all other applicable federal, state and local laws, including but not limited to FDA regulations covering good manufacturing practices.

                 (d) The required tests and quality control procedures shall have been carried out by BioStar on Product delivered prior to delivery and results shall be available for inspection by MDI; and

                 (e) Human-based materials incorporated into Product shall have been tested and found free from HIV I+II and Hepatitis BsAg viruses and other contaminants as agreed in the tests and quality control procedures and that any additional tests required for MDI to sell the Products in the Territory shall be completed.

                 (f) All animal derived materials incorporated into Product shall have been obtained from sources acceptable to all relevant US authorities for importation into and use in the US; and

                 (g) Product shall be generally safe when used by trained individuals in a clinical testing site in accordance with the procedures and specifications included in its instructions.

     7.2 WARRANTY DISCLAIMER AND LIMITATION. BIOSTAR DOES NOT WARRANT THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OF THE PRODUCTS OR THE PERFORMANCE THEREOF AND DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE, OTHER THAN THE WARRANTY CONTAINED HEREIN. BIOSTAR HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN THE LIMITED WARRANTY CONTAINED HEREIN. The warranties shall apply only if BioStar's examination discloses to BioStar's satisfaction that alleged defects actually exist and were not caused by misuse, unauthorized modifications, neglect, improper use or storage, attempts to repair, or the like, or by accident, fire, or other hazard. In the event that there is a dispute between the parties with respect to the existence of a warranty claim the dispute shall be resolved in accordance with the provisions of Section 8.3 below.


                                     13.

     7.3 NO WARRANTY PASS-THROUGH. MDI shall not pass through to its customers or any other third party the warranties made by BioStar under Section 7.1, shall make no other representations to its customers or any other third party on behalf of BioStar, and shall expressly indicate to its customers that they must look solely to MDI in connection with any problems, warranty, claim or other matters concerning the Products. No warranty, representation or agreement herein shall be deemed to be made for the benefit of any customer of MDI or any other third party.

     7.4 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF IMPLIED WARRANTIES, OR LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY. MDI ACKNOWLEDGES THAT THE ALLOCATION OF RISKS AND BENEFITS UNDER THIS AGREEMENT ARE BASED ON, AND THE FEES PAID UNDER THIS AGREEMENT WOULD BE GREATER IN THE ABSENCE OF, THE LIMITATIONS DESCRIBED ABOVE.

     7.5         MDI RIGHT TO INSPECT.

                 (a) MDI shall have the right during regulation business hours to inspect any facility on a biannual basis with appropriate advance notice where Products are manufactured. BioStar further agrees to cooperate fully with, and to provide all data and records relating to the production of the Products, including but not limited to analytical methodologies and quality assurance records reasonably requested by the authorized representatives of MDI, but not including any proprietary financial information.

                 (b) Notwithstanding anything herein to the contrary, any failure on the part of MDI to discover any nonconformance either during the production process or upon inspection of shipments shall not relieve BioStar of its warranties hereunder.

                                  ARTICLE VIII

                                WARRANTY CLAIMS

     8.1 QUALITY ASSURANCE DOCUMENTATION. Each delivery of Products shall be accompanied by documentation in a form agreed between the Managers of Quality Assurance at both parties certifying:

                 (a) that the tests and quality control procedures have been carried out by BioStar on Products delivered prior to delivery and that Products delivered have satisfied these tests and quality control procedures as described;

                 (b)      the date of manufacture of Products; and


                                     14.

                 (c)      the date of expiration of shelf life of Products.

     8.2 EFFECT OF ACCEPTANCE ON WARRANTY CLAIMS. MDI's acceptance of products pursuant to Section 5.2 above shall in no way prejudice MDI's right to a replacement in the event that Product does not conform to the warranties given in Section 7.1. Notwithstanding the aforesaid, MDI will not have the right to a replacement in the event that the nonconformity of the Products to such warranties is due to transport and storage conditions which are different than those previously recommended by BioStar to MDI based on data obtained from transit studies.

     8.3 RESOLUTION OF WARRANTY CLAIMS. In the event of any dispute arising between the parties which they are unable to settle amicably as to the quality and/or conformity of the Product to the Specification when used in accordance with the procedures included in the Product's instructions, taking account of the terms of this Agreement and in particular the warranties of BioStar under Section 7.1, the matter shall be referred to a suitable, mutually agreed upon laboratory of repute in the United States, independent of the parties who shall be requested to make a determination with respect to the quality and/or conformity of the Product. That is, if quality and/or conformity of the disputed Product is found to be in accordance with the terms of this Agreement, the expense, including the laboratory expense, shall be borne by MDI; otherwise the expense, including the laboratory expense, shall be borne by BioStar. The parties agree that any such determination shall be final and binding on both parties and that the laboratory shall act as expert, not arbitrator.

     8.4 BATCH SAMPLE RETENTION. BioStar shall retain samples from each batch of Product for at least three (3) months after the expiration date sufficient for the purpose of verification in the case of complaints from purchasers or other users of the Product.

     8.5 REPLACEMENT OF DEFECTIVE PRODUCT. Product found to be in breach of BioStar's obligations under this Agreement and in particular Section
7.1 (or determined in accordance with Section 8.3 to be so) shall be replaced by BioStar without charge forthwith (including reimbursement for freight charges) and in any event within forty five (45) days of such discovery or determination. MDI or its Affiliates shall return to BioStar if so requested by a reasonable method non-complying Product in accordance with the directions of and at the cost of BioStar. If the Product is found to be complying pursuant to Section 8.3, then all costs associated with returning the Product to MDI shall be in accordance with the directions of and at the cost of MDI.

     8.6         QUALITY CONTROL/QUALITY ASSURANCE INVESTIGATION.

                 (a) If MDI reasonably considers it necessary in the light of customer complaints it receives in respect of Product (or when an appropriate Regulatory Authority requires it), BioStar shall at MDI's request instigate a quality control/quality assurance investigation in respect of Product and report its findings to MDI as soon as such findings are available and in any event provide a preliminary report within two (2) weeks after the receipt of MDI's request.

                 (b) If BioStar's findings are not in MDI's reasonable opinion considered adequate to explain and resolve the problem or complaint giving rise to MDI's request, BioStar

                                     15.

shall allow MDI the rights to raise specific questions about the complaint and the findings and any other matter pertinent thereto, to examine relevant documentation and to audit relevant manufacturing procedures at BioStar's manufacturing premises and BioStar shall ensure that its relevant personnel shall provide MDI with such reasonable information and assistance as MDI may require in this regard.

                                   ARTICLE IX

                              PRODUCT WITHDRAWALS

     9.1 PRODUCT WITHDRAWALS. BioStar shall promptly notify MDI of and shall provide MDI with copies of any correspondence and other documentation received or prepared by BioStar in connection with any of the following events:

                 (a) receipt of a regulatory letter from the FDA in connection with BioStar's manufacture, or a third party's manufacture, of any Product;

                 (b)      the recall of any Product;

                 (c)      the withdrawal of any Product from the market;

                 (d) any regulatory' comments or inquiry from a government entity requiring a response or action by BioStar or a third party manufacturer with respect to any Product; or

                 (e) receipt of customer complaints about a Product which relate to the clinical efficacy of such Product.

     9.2 PRODUCT CHANGES. In advance of making any change in the composition of, the manufacturing process for, or the labeling of any Product which would require FDA notification, BioStar will notify MDI and provide a reasonable time for MDI to understand such changes. BioStar shall be responsible for obtaining all relevant FDA or other US government approvals prior to shipping such Product to MDI for sale in the US.

     9.3         COSTS OF PRODUCT WITHDRAWAL, NOTIFICATION, LABEL CHANGE, ETC.
In the event of a recall, market withdrawal, market notification or label change or correction of a Product, BioStar shall reimburse MDI for all documented costs and expenses associated with such action (including actual direct labor and postage costs); provided that the reason for such a recall is attributable to a defect or failure of the Product or an error, omission, act, failure or regulatory non-compliance by BioStar in the manufacture of the Product. Such costs and expenses shall be substantiated in a reasonably satisfactory manner.

                                   ARTICLE X

                             INTELLECTUAL PROPERTY

     10.1 OWNERSHIP OF INTELLECTUAL PROPERTY. BioStar shall retain all of its rights, title and interest in and to and ownership of all copyrights, trademarks, trade secrets, patents and all other industrial and intellectual property embodied in the Products including any improvements




                                     16.

or enhancements to the Products (the "INTELLECTUAL PROPERTY"). Except as otherwise expressly provided in this Agreement, MDI has no right, title or interest in the Products or any industrial or intellectual property relating to the Products and shall not reproduce or otherwise use, in whole or in part, the Products. MDI shall keep each and every item to which BioStar retains title free and clear of all claims, liens, and encumbrances except those of BioStar, and any act of MDI, voluntary or involuntary, purporting to create a claim, lien or encumbrance on such item shall be void.

     10.2 USE OF TRADEMARKS. MDI hereby grants BioStar the right to use MDI's Trademarks on the Products BioStar' supplies to MDI for distribution hereunder. Each party agrees to use the designation TM or the designation specified by the owner of the Trademark in connection with such party's use of the Trademark of the other party.

                 (a) Each party acknowledges the validity of the other party's right, title and interest in such other party's Trademarks and shall not have, assert or acquire any right, title or interest in or to any of such other party's Trademarks, except to the extent expressly provided herein. If a party, in the course of its business in the distribution of the Products, acquires any goodwill or reputation in any of the Trademarks of the other party, then at the expiration or termination of this Agreement all such goodwill or reputation automatically shall vest in the owner of the Trademark without any separate payment or other consideration of any kind to the other party, and the licensee of the Trademark agrees to take all such actions necessary to effect such vesting.

                 (b) MDI shall use BioStar's Trademarks only in connection with its distribution and promotion of the Products and shall use BioStar's Trademarks in the manner reasonably directed by BioStar. BioStar shall use MDI's Trademarks solely on the Products supplied by BioStar to MDI for distribution hereunder and only in the manner directed by MDI.

                 (c) Each party shall, at the request and expense of the owner of the Trademark, do such acts or things as the owner of the Trademark may reasonably require for the purpose of obtaining, maintaining, enforcing and preserving any of the Trademarks, trade names or other proprietary rights of the owner of such proprietary rights in the Territory; provided, however, that each party agrees that only the owner of the proprietary rights has the right to enjoin any infringement or registration by a third party of the Trademarks, trade names or similar rights. Each party shall give the other party notice of any infringement or threatened infringement of any of such other party's Trademarks used in connection with the Products. Such notice shall include the full facts of the infringement or threatened infringement known to it, including the identity of the suspected infringer, the place of the asserted infringement and evidence thereof. Each party agrees to cooperate fully with the owner of the Trademark at the expense of the owner of the Trademark if such owner sues to enjoin such infringement.

                 (d) Each party shall not (nor shall it attempt to) adopt, use, or register any acronym, trademark, trade name or other marketing name of the other party or any confusingly similar work or symbol as part of such party's own name or the name of its Affiliates or the names of the products which it markets.


                                     17.

                                   ARTICLE XI

                           EXCUSES FOR NONPERFORMANCE

     11.1 FORCE MAJEURE. No party shall be held liable or responsible for failure or delay in fulfilling or performing any obligation of this Agreement in case such failure or delay is due to Acts of God, strikes or other labor disputes, governmental regulations or actions, inability to obtain or provide material, labor, equipment or transportation, or any other condition beyond the reasonable control of the affected party.

                 (a) Each party agrees to give the other party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected party will be unable to fully perform its obligations hereunder. Each party further agrees to use all reasonable efforts to correct the condition as quickly as possible, and to give the other party prompt written notice when it is again fully able to perform such obligations.

                 (b) All quantities of Products not shipped by BioStar hereunder due to any such condition shall be confirmed, in writing, by the parties immediately after such condition has been corrected.

     11.2 PRODUCT ALLOCATION. If, as a result of conditions as set forth in Section 11.1 above, BioStar at any time is unable fully to supply the orders of MDI and BioStar's other customers, BioStar shall equitably allocate its available resources and production capacity among MDI, BioStar and/or BioStar's other customers, taking into consideration the respective requirements of each of the parties during a reasonable time period prior to the allocation, as well as such requirements during the allocation period.

                                  ARTICLE XII

                           INSURANCE; INDEMNIFICATION

     12.1        PRODUCT LIABILITY INSURANCE.

                 (a) BioStar shall take out and maintain, at its own expense, during the term of this Agreement and for a minimum of two (2) years following the expiration, termination or cancellation of this Agreement, at least five million dollars ($5,000,000) of product liability coverage from an insurance company or companies reasonably satisfactory to MDI. The insurance policy relating to such coverage shall name MDI as an additional insured by way of endorsement or otherwise. MDI will notify BioStar prior to contacting BioStar's insurance company for any reason.

                 (b) Promptly upon execution of this Agreement, BioStar shall cause to be delivered to MDI an insurance certificate evidencing the insurance coverage required by Section 12.l(a). Such insurance certificate shall name MDI as an additional insured and shall include a certification that such insurance coverage includes contractual coverage for BioStar's liability under this Agreement.


                                     18.

     12.2 INDEMNIFICATION BY BIOSTAR. BioStar shall indemnify, defend and hold harmless MDI and MDI's directors, officers, employees and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with BioStar's performance under or breach of this Agreement to the extent caused by, in whole or in part, any negligent act or omission or willful misconduct of BioStar or BioStar's employees or agents, including but not limited to any act or omission that contributes to (i) any personal injury, sickness, disease or death; (ii) any damage to or destruction of any property of BioStar; or (iii) any violation of any statute, ordinance or regulation.

     12.3 INDEMNIFICATION BY MDI. MDI shall indemnify, defend and hold harmless BioStar and BioStar's directors, officers, employees and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with MDI's performance under or breach of this Agreement to the extent caused by, in whole or in part, any negligent act or omission or willful misconduct of MDI or MDI's employees or agents, including but not limited to any act or omission that contributes to (i) any personal injury, sickness, disease or death; (ii) any damage to or destruction of any property of BioStar; or (iii) any violation of any statute, ordinance or regulation.

                                  ARTICLE XIII

                                CONFIDENTIALITY

         During the term of this Agreement and for a period of five (5) years thereafter, any information which is disclosed by one party (either BioStar or MDI) (the disclosing party) to the other party (either BioStar or MDI) (the recipient) in confidence under this Agreement, including but not limited to the existence of this Agreement, shall be treated by the recipient as Confidential Information and shall be used by the recipient only in carrying out the purposes of this Agreement. For the purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean and include any and all business and financial information (including, without limitation, Product Specifications, instructions, know-how, and inventions claimed by BioStar's patents) relating to the Products and all information which a party should reasonably expect to be considered Confidential Information. Confidential Information may be communicated orally, in writing or in any other recorded or tangible form. The foregoing obligations regarding confidentiality and use of Confidential Information shall not apply to Confidential Information (i) which at the time of disclosure is in the public domain; (ii) which after disclosure is published or otherwise becomes part of the public domain through no fault of the recipient, but only after it is published or comes into the public domain;
(iii) which the recipient can document by written records as having been its possession at the time of disclosure hereunder; (iv) which the recipient can document by written records as having been received by it after the time of disclosure from a third party who did not acquire it directly or indirectly under an obligation of confidence from the disclosing party; and (v)which the recipient can document by written records to have been independently developed by the recipient. Each party acknowledges that irreparable injury will result to the other in the event of a breach or threatened breach of any of the provisions of this Article and agrees that in the event of a breach or threatened breach, the complaining party shall be entitled, in addition to any other available remedy, to seek injunctive and other equitable relief


                                     19.

from a court of competent jurisdiction. The obligations contained in this Article shall survive the termination of this Agreement.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

    14.1 RELATIONSHIP OF THE PARTIES. Nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between MDI and BioStar.

     14.2 ASSIGNMENT. Neither MDI nor BioStar shall assign this Agreement without the prior written consent of the other; provided, however, that BioStar, without such consent, may assign or sell this Agreement in connection with the transfer or sale of all or substantially all of the assets of its diagnostics business. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. No assignment shall relieve either MDI or BioStar of responsibility for the performance of any accrued obligation which it then has hereunder. Any consent required hereunder shall not be unreasonably withheld.

     14.3 WAIVER. Either party's waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in no way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

     14.4 SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall apply only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

     14.5 CAPTIONS. The captions at the beginning of the several Articles of this Agreement have been inserted for convenience only and shall not be used in any way to construe or interpret this Agreement.

     14.6 NOTICES. all notices required or permitted to be given under this Agreement shall be in writing and shall be sent by registered or certified mail (return receipt requested), postage prepaid, or by telex or facsimile (confirmed by such registered or certified mail), and shall be deemed to have been given upon mailing. Any such notices shall be addressed to the receiving party at such party's address set forth below or at such other address as may from time to time be furnished by a similar notice by either party.

         If to MDI:                                If to BioStar:

         Murex Diagnostics, Inc.                   BioStar, Inc.
         3075 Northwoods Circle                    6655 Lookout Road
         Norcross, Georgia 30071                   Boulder, Colorado 80301
         Fax: (770) 449-4018                       Fax: (303) 530-6641

                                     20.

     14.7 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Georgia.

     14.8 COUNTERPARTS. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original, but all of which together shall constitute the same instrument.

     14.9 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to the subject matter hereof. No provision hereof may be amended, modified, terminated or revoked except by a writing signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their respective, duly authorized representatives as of this day and year first above written.

Agreed to for an on behalf of              Agreed to for an on behalf of

BIOSTAR, INC.                              MUREX DIAGNOSTICS, INC.

/s/ Teresa W. Ayers                        /s/ Robert V. Ahlgren
---------------------------------          --------------------------------
Teresa W. Ayers                            Robert V. Ahlgren
President/Chief Executive Officer          General Manager, Americas



Date:     7-7-97                           Date:     July 7, 1997
     ----------------------------               ---------------------------


                                     21.

                                   APPENDIX A

       PRODUCT LIST, PRODUCT SPECIFICATIONS AND PACKAGING SPECIFICATIONS

-----------------------------------------------------------
PRODUCT            PRODUCT AND PACKAGING SPECIFICATIONS
-------            ------------------------------------
-----------------------------------------------------------
GAS-30             o Shelf Life - 6 months minimum

                   o Certificate of Analysis provided
-----------------------------------------------------------
GAS-100            o Shelf Life - 6 months minimum

                   o Certificate of Analysis provided
-----------------------------------------------------------
GBS-30             o Shelf Life - 6 months minimum

                   o Certificate of Analysis provided
-----------------------------------------------------------
Chlamydia-30       o Shelf Life - 6 months minimum

                   o Certificate of Analysis provided
-----------------------------------------------------------

                                   APPENDIX B

                      SALES MINIMUM FOR CONTRACT YEAR 1997


----------------------------------------------------------------------------
         PRODUCT                                      MINIMUM UNITS
         -------                                      -------------
----------------------------------------------------------------------------
         GAS-30                                           [ * ]
----------------------------------------------------------------------------
         GAS-100                                          [ * ]
----------------------------------------------------------------------------
         GBS-30                                           [ * ]
----------------------------------------------------------------------------
        Chlamydia-30                                      [*]
----------------------------------------------------------------------------

                                   APPENDIX C

   CLINICAL EVALUATIONS MANAGEMENT PROCESS AGREEMENT BETWEEN BIOSTAR AND MUREX
                                 APPROVED 1/7/97

                             MUREX RESPONSIBILITIES

REGISTRATION

o Register all evaluations with over 100 samples and any others where investigator plans to publish data
o Submit all necessary information to Lyndal Hesterberg in writing-See form attached (Lyndal's Fax is: 303-530-6627)

PROTOCOL APPROVAL

o Ensure account submits protocol in writing to Lyndal before evaluation starts
o  Use BioStar protocols wherever possible

TRAINING

o Train all personnel involved in evaluation and inform Lyndal that evaluation has begun and approximate time to finish

FOLLOW UP

o Follow up during first week of evaluation to answer questions at least once preferably in person to ensure account is comfortable reading OIA results -ask account to save all completed tests.
o Follow up by telephone weekly after evaluation has started to resolve problems quickly and bring in BioStar as needed.
o Provide feedback to Lyndal by voicemail during evaluation at least once per month during evaluation (1-800-637-3717 ext. 604)

FINAL DATA

o  Supply final data to BioStar for analysis
o  Do not read results or alter any data from account please!
o Provide feedback on customer decision as a result of study-to convert, change protocols, stay with competition, etc.


                            BIOSTAR RESPONSIBILITIES

REGISTRATION

o  Keep current database of all evaluations submitted



PROTOCOL APPROVAL

o Approve protocol or provide feedback on protocol changes within 5 business days

TRAINING

o  Provide Proficiency Panels to Murex reps as needed to teach reading


FOLLOW UP

o  Make contact at least once during first 2 weeks of evaluation

o  Provide ongoing telephone support as needed


o Provide field support for critical influential evaluations if problems cannot be resolved over the telephone

FINAL DATA

o Analyze data and provide feedback to customer as needed within 5 business days

                                    AMENDMENT

     THIS AGREEMENT, made effective this 27th day of January, 1998, by and between BioStar, Inc., a corporation organized and existing under the laws of the state of Delaware and having its principal place of business at 6655 Lookout Road, Boulder, Colorado 80301 (hereinafter referred to as "BIOSTAR") and Murex Diagnostics, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 3075 Northwoods Circle, Norcross, Georgia 30071 (hereinafter referred to as "MDI").

     WHEREAS, the parties entered into a Distribution Agreement dated as of January 1, 1998 (the "DISTRIBUTION AGREEMENT") pursuant to which BioStar appointed MDI as a distributor with respect to certain BioStar products; and

     WHEREAS, the parties desire to amend certain provisions of the Distribution Agreement to correct drafting errors.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

  1. The references to Section 2.9 in Section 1.6 (definition of "Products") and
     Section 1.7 (definition of "Specifications") are amended so that the reference is to Section 2.7.

  2. Section 2.7 is amended to read in full as follows:

     2.7 RIGHT OF FIRST NEGOTIATION. BioStar hereby grants MDI the right of first negotiation during the Term to become a distributor in the Territory for any OIA rapid human invitro microbiological diagnostic products which BioStar develops after the Effective Date on an exclusive basis or some other basis mutually agreed upon by BioStar and MDI; provided, however, that this Section 2.7 shall not apply to any products which BioStar develops in cooperation with any third party or for which BioStar does not have, or is unable to obtain, the right to appoint MDI as a distributor.

3. The Distribution Agreement shall remain in full force and effect, except as modified by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their respective, duly authorized representatives as of this day and year first above written.

Agreed to for and on behalf of                    Agreed to for and on behalf of

BIOSTAR, INC.                                     MUREX DIAGNOSTICS, INC.


/s/ TERESA W. AYERS                               /s/ ROBERT V. AHLGREN
---------------------------------                 ------------------------------
Teresa W. Ayers                                   Robert V. Ahlgren
President/Chief Executive Officer                 General Manager, Americas